Exhibit 99.1

Wright Express Reports Third Quarter 2011 Financial Results

Revenue and Earnings Exceed Guidance

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--November 2, 2011--Wright Express Corporation (NYSE: WXS), a leading provider of value-based business payment processing and information management solutions, today reported financial results for the three months ended September 30, 2011.

Third Quarter Financial Results

Total revenue for the third quarter of 2011 increased 52% to $151.9 million from $100.2 million for the third quarter of 2010. Net income to common shareholders on a GAAP basis was $48.1 million, or $1.23 per diluted share, compared with $20.6 million, or $0.53 per diluted share, for the third quarter last year.

On a non-GAAP basis, the Company's adjusted net income for the third quarter of 2011 increased 38% to $38.7 million, or $0.99 per diluted share, from $28.1 million, or $0.72 per diluted share, for the same period a year ago.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices in North America. For the third quarter of 2011, the Company's GAAP financial results include an unrealized $20.7 million dollar pre-tax, non-cash, mark-to-market gain on these instruments. See Exhibit 1 for a full reconciliation of adjusted net income.

“Our performance this quarter was driven by exceptional growth in our other payment solutions segment, as well as double-digit fleet transaction and vehicle growth. Our execution and focus over the past few years has resulted in greater diversification of our business and has built a foundation for future growth. Even in the current environment, Wright Express is well positioned to deliver continued strong performance. Looking ahead, we are confident that the positive momentum in our business will continue as our more recent initiatives gain traction and we capitalize on the many opportunities in front of us, including new customer wins and multi-faceted expansion of the business,” said Michael Dubyak, Chairman, President and Chief Executive Officer.

Third Quarter 2011 Performance Metrics

Where applicable, the performance metrics listed below include activity from the Company’s Australian fuel business (Wright Express Australia) acquired September 14, 2010.

  Average number of vehicles serviced worldwide was approximately 6.5 million, an increase of 29% from the third quarter of 2010.
  Total fuel transactions processed increased 19% from the third quarter of 2010 to 85.1 million. Payment processing transactions increased 14% to 65.2 million; transaction processing transactions increased 47% to 19.9 million.
  Average expenditure per domestic payment processing transaction increased 32% from the third quarter of 2010 to $72.48.
  Domestic retail fuel price increased 33% to $3.70 per gallon from $2.78 per gallon in the third quarter of 2010.
  Total corporate card purchase volume grew 83% to $2.4 billion, from $1.3 billion for the third quarter of 2010.

Financial Guidance and Assumptions

“We anticipate solid fundamental performance across our businesses as we continue to execute against our multi-pronged growth strategy. Our fourth quarter guidance reflects our expectation for continued strong growth in our other payments solutions segment and steady growth in our fleet business, offset by lower fuel prices and a weaker Australian dollar. For 2012, the impact from lower fuel prices will be mitigated as we have locked in higher prices on our commodity hedges,” said Steve Elder, Senior Vice President and Chief Financial Officer.

  For the fourth quarter of 2011, Wright Express expects revenue in the range of $135 million to $140 million and adjusted net income in the range of $34 million to $36 million, or $0.88 to $0.94 per diluted share.
  For the full year 2011, the Company expects revenue in the range of $548 million to $553 million and adjusted net income to be in the range of $138 million to $140 million, or $3.53 to $3.59 per diluted share.

Fourth quarter 2011 guidance is based on an assumed average U.S. retail fuel price of $3.41 per gallon, and approximately 39 million shares outstanding. Full-year 2011 guidance is based on an assumed average U.S. retail fuel price of $3.59 per gallon and approximately 39 million shares outstanding. In addition, the fuel prices referenced above are based on the applicable NYMEX futures price. We are assuming the exchange rate of the Australian dollar will remain at a premium to the US dollar for the remainder of the year.

The Company's guidance also assumes that fourth quarter 2011 domestic fleet credit loss will range between a seasonally high 22 and 27 basis points, and that domestic fleet credit loss for full year 2011 will range from 16 to 17 basis points.

The Company's guidance does not reflect the impact of any stock repurchases that may occur in 2011. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments and the amortization of purchased intangibles.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the third quarters of 2011 and 2010.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company's financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended September 30, 2011. This table is presented as Exhibit 2.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, November 2, 2011, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, http://www.wrightexpress.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express (NYSE:WXS) is a leading provider of value-based, business payment processing and information management solutions. The company’s fleet, corporate and prepaid payment solutions provide its more than 350,000 customers with unparalleled security and control across a wide spectrum of business sectors. The company’s subsidiaries include Wright Express Financial Services, Pacific Pride and Wright Express International, including Wright Express Prepaid Cards Australia and Wright Express Fuel Cards Australia. Wright Express and its subsidiaries employ more than 850 associates in six countries. For more information about Wright Express, please visit wrightexpress.com.

Forward Looking Statement

This press release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for the Company’s performance in 2011 and beyond; and, confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this press release, the words "may," "will," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the Company’s failure to successfully integrate the businesses it has acquired; fuel price volatility; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking regulations impacting the Company’s industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; the effects of general economic conditions, on fueling patterns and the commercial activity of fleets; the effects of the Company’s international business expansion efforts and any failure of those efforts; the impact and range of fourth quarter credit losses; changes in interest rates; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2010, filed on Form 10-K with the Securities and Exchange Commission on February 28, 2011 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues
Fleet payment solutions	$117,054	$83,514	$329,236	$235,309
Other payment solutions	34,824	16,715	84,004	40,201

Total revenues	151,878	100,229	413,240	275,510

Expenses
Salary and other personnel	27,388	23,746	79,492	63,813
Service fees	20,774	15,953	51,978	33,015
Provision for credit losses	8,677	3,882	20,464	12,644
Technology leasing and support	3,895	3,319	11,851	9,404
Occupancy and equipment	2,761	2,181	8,846	6,268
Depreciation and amortization	11,767	6,752	33,644	18,362
Operating interest expense	1,449	1,255	4,188	4,126
Cost of hardware and equipment sold	1,166	447	3,042	1,645
Other	8,757	6,502	27,144	18,504

Total operating expenses	86,634	64,037	240,649	167,781

Operating income	65,244	36,192	172,591	107,729

Financing interest expense	(3,100)	(1,484)	(9,087)	(2,903)
(Loss) gain on foreign currency transactions	(855)	7,015	(363)	7,058
Net realized and unrealized gain (loss) on fuel price derivatives	13,952	(3,774)	(4,991)	3,809
(Increase) in amount due under tax receivable agreement	(875)	(214)	(875)	(214)

Income before income taxes	74,366	37,735	157,275	115,479

Income taxes	26,266	17,164	56,445	46,318

Net income	48,100	20,571	100,830	69,161

Changes in available-for-sale securities, net of tax effect of $57 and $90 in 2011 and $15 and $74 in 2010	88	17	144	125
Changes in interest rate swaps, net of tax effect of $65 and $146 in 2011 and $(144) and $(200) in 2010	113	(248)	252	(344)
Foreign currency translation	(29,888)	13,990	(11,407)	13,457

Comprehensive income	$18,413	$34,330	$89,819	$82,399

Earnings per share:
Basic	$1.24	$0.54	$2.61	$1.80
Diluted	$1.23	$0.53	$2.59	$1.77

Weighted average common shares outstanding:
Basic	38,747	38,374	38,662	38,512
Diluted	38,951	38,779	38,938	39,022

WRIGHT EXPRESS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$42,077	$18,045
Accounts receivable (less reserve for credit losses of $12,825 in 2011 and $10,237 in 2010)	1,512,343	1,160,482
Available-for-sale securities	17,021	9,202
Income taxes receivable	7,246	—
Fuel price derivatives, at fair value	2,908	—
Property, equipment and capitalized software (net of accumulated depreciation of $104,918 in 2011 and $88,970 in 2010)	62,606	60,785
Deferred income taxes, net	144,170	161,156
Goodwill	541,173	537,055
Other intangible assets, net	109,037	124,727
Other assets	35,499	26,499

Total assets	$2,474,080	$2,097,951

Liabilities and Stockholders' Equity
Accounts payable	$525,920	$379,855
Accrued expenses	57,496	41,133
Income taxes payable	—	3,638
Deposits	700,766	529,800
Borrowed federal funds	68,713	59,484
Fuel price derivatives, at fair value	—	10,877
Revolving line-of-credit facilities and term loan	360,200	407,300
Other liabilities	5,742	6,712
Amounts due under tax receivable agreement	94,958	100,145

Total liabilities	1,813,795	1,538,944

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 42,240 in 2011 and 41,924 in 2010 shares issued; 38,754 in 2011 and 38,437 in 2010 shares outstanding	422	419
Additional paid-in capital	144,040	132,583
Retained earnings	600,596	499,767
Other comprehensive income (loss), net of tax:
Net unrealized gain on available-for-sale securities	236	92
Net unrealized loss on interest rate swaps	(116)	(368)
Net foreign currency translation adjustment	16,474	27,881

Accumulated other comprehensive income	16,594	27,605

Less treasury stock at cost, 3,566 shares in 2011 and 2010	(101,367)	(101,367)

Total stockholders' equity	660,285	559,007

Total liabilities and stockholders' equity	$2,474,080	$2,097,951

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended September 30,
	2011	2010

Cash flows from operating activities
Net income	$100,830	$69,161
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	(13,785)	7,020
Stock-based compensation	7,429	5,411
Depreciation and amortization	35,267	19,197
Deferred taxes	20,297	18,636
Provision for credit losses	20,464	12,644
Loss on disposal of property and equipment	715	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(383,951)	(216,089)
Other assets	(7,981)	(6,385)
Accounts payable	148,480	84,426
Accrued expenses	6,674	8,373
Income taxes	(2,765)	5,026
Other liabilities	(962)	2,907
Amounts due under tax receivable agreement	(5,187)	(5,559)

Net cash (used for) provided by operating activities	(74,475)	4,768

Cash flows from investing activities
Purchases of property and equipment	(19,862)	(20,378)
Purchases of available-for-sale securities	(8,353)	(115)
Maturities of available-for-sale securities	769	1,552
Acquisition of ReD – net of cash acquired	3,734	(340,030)
Acquisition of rapid!, net of earn out	(8,081)	—

Net cash used for investing activities	(31,793)	(358,971)

Cash flows from financing activities
Excess tax benefits from share-based payment arrangements	3,788	1,123
Repurchase of share-based awards to satisfy tax withholdings	(2,547)	(1,763)
Proceeds from stock option exercises	2,755	2,306
Net increase in deposits	170,974	71,763
Net increase (decrease) in borrowed federal funds	9,229	(6,729)
Loan origination fee paid for 2011 revolving line-of-credit facility	(6,184)	—
Net (repayments) borrowing on 2007 revolving line-of-credit facility and term loan	(332,300)	292,500
Repayments on term loan	(75,000)	—
Net borrowings in 2011 revolving line-of-credit facility	165,200	—
Borrowings on 2011 term note agreement	200,000	—
Repayment of 2011 term note agreement	(5,000)	—
Purchase of shares of treasury stock	—	(18,357)

Net cash provided by financing activities	130,915	340,843

Effect of exchange rate changes on cash and cash equivalents	(615)	100

Net change in cash and cash equivalents	24,032	(13,260)
Cash and cash equivalents, beginning of period	18,045	39,304

Cash and cash equivalents, end of period	$42,077	$26,044

Supplemental cash flow information
Interest paid	$11,439	$15,807
Income taxes paid	$35,066	$21,528
Conversion of preferred stock shares and accrued preferred dividends to common stock shares	$—	$10,004

Significant non-cash transaction
Acquisition of rapid! – estimated earn out	$10,000	$—

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Income Third Quarter 2011 and 2010 (in thousands) (unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Adjusted net income	$38,707	$28,059	$103,418	$78,525
Unrealized gains (losses) on fuel price derivatives	20,728	(6,733)	13,785	(7,020)
Amortization of acquired intangible assets	(5,778)	(2,150)	(16,722)	(4,865)
Non-cash adjustment related to the tax receivable agreement	(875)	(214)	(875)	(214)
Tax impact	(4,682)	1,609	1,224	2,735

Net income	$48,100	$20,571	$100,830	$69,161

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes the amortization of purchased intangibles. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized in calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2 Selected Non-Financial Metrics (Including Wright Express Australia beginning with Q4 2010)

	Q3 2011	Q2 2011	Q1 2011	Q4 2010	Q3 2010	Q2 2010
Fleet Payment Solutions – Payment Processing Revenue:
Payment processing transactions (000s)	65,230	63,187	58,913	59,791	57,208	55,058
Gallons per payment processing transaction	19.3	19.2	19.1	19.2	19.8	19.6
Payment processing gallons of fuel (000s)	1,261,088	1,214,032	1,127,019	1,148,580	1,130,067	1,081,238
Average US fuel price (US$ / gallon)	$3.70	3.86	3.38	2.96	2.78	2.87
Average Australian fuel price (US$ / gallon)	$5.50	5.70	5.32	4.64
Payment processing $ of fuel (000s)	$4,778,493	4,787,730	3,913,085	3,496,944	3,146,221	3,105,194
Net payment processing rate	1.64%	1.64%	1.68%	1.73%	1.78%	1.75%
Fleet payment processing revenue (000s)	$78,381	78,444	65,655	60,411	56,562	54,468

Other Payment Solutions – Payment Processing Revenue:*
Payment solutions purchase volume (000s)	$2,404,668	1,900,736	1,435,965	1,214,704	1,310,666	1,036,144
Net interchange rate	0.99%	0.97%	1.01%	1.01%	1.03%	1.07%
Payment solutions processing revenue (000s)	$23,734	18,502	14,563	12,318	13,529	11,136

*Excludes prepaid payroll card

Notes:

Payment processing transaction and vehicle count data, as well as related calculated metrics associated with this data, for all periods presented to reflect information provided from an improved business intelligence reporting process that was implemented in Q2 2011. These changes do not impact our revenue or earnings. Moving forward, Wright Express will use these updated transaction and vehicle count data to provide for quarter to quarter comparisons.

Wright Express Australia, which was acquired on Sept 14, 2010, provided an additional $698,000 of fleet payment processing revenues in the third quarter of 2010, which is not included in the third quarter fleet payment processing revenue shown above.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

Payment solutions purchase volume represents the total dollar value of all transactions that use corporate charge card product including single use account products.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Three and Nine Months Ended September 30, 2011 and 2010 (in thousands) (unaudited)
Fleet Payment Solutions

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$78,381	$56,562	$21,819	39%	$222,480	$159,743	$62,737	39%
Transaction processing revenue	4,305	4,236	69	2%	12,472	12,637	(165)	(1)%
Account servicing revenue	17,014	9,247	7,767	84%	45,420	25,731	19,689	77%
Finance fees	12,791	9,491	3,300	35%	33,821	26,147	7,674	29%
Other	4,563	3,978	585	15%	15,043	11,051	3,992	36%

Total revenues	117,054	83,514	33,540	40%	329,236	235,309	93,927	40%

Other Payment Solutions

	Three months ended September 30,		Increase (decrease)		Nine months ended September 30,		Increase (decrease)
(in thousands)	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Revenues
Payment processing revenue	$24,025	$13,529	$10,496	78%	$57,344	$33,716	$23,628	70%
Transaction processing revenue	1,661	—	1661	—	5,261	—	5,261	—
Account servicing revenue	955	21	934	NM	1,994	47	1,947	NM
Finance fees	190	149	41	28%	529	379	150	40%
Other	7,993	3,016	4977	165%	18,876	6,059	12,817	212%

Total revenues NM not meaningful	34,824	16,715	18,109	108%	84,004	40,201	43,803	109%

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com